Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Executive Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS

New York, New York, May 8, 2017 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”) today reported its financial results for the three months ended March 31, 2017.

The following financial review discusses the results for the three months ended March 31, 2017 and March 31, 2016.

First Quarter 2017 and Year-to-Date Highlights

•	Recorded a net loss of $15.6 million for the first quarter of 2017
o	Basic and diluted loss per share of $0.47
o	Adjusted basic and diluted loss of $22.0 million or $0.66 per share, excluding $6.4 million for gain on sale of vessels[1]
•	During the first quarter of 2017 we delivered four vessels to buyers
o	Sold the Genco Wisdom, the Genco Carrier, the Genco Reliance and the Genco Success for total net proceeds of $12.7 million, which were recorded as cash on the balance sheet
•	Expect to sell the Genco Prosperity, the last of the ten vessels identified for sale, for total net proceeds of $2.9 million
o	Anticipate the vessel to be delivered to buyers by May 20, 2017, and net proceeds to be recorded as cash on the balance sheet

Financial Review: 2017 First Quarter

The Company recorded a net loss for the first quarter of 2017 of $15.6 million, or $0.47 basic and diluted net loss per share. Comparatively, for the three months ended March 31, 2016, the Company recorded a net loss of $54.5 million, or $7.55 basic and diluted net loss per share. Basic and diluted net loss per share for the three months ended March 31, 2016 has been adjusted for the one-for-ten reverse stock split of Genco’s common stock effected on July 7, 2016.
___________________________

1 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance.

John C. Wobensmith, Chief Executive Officer, commented, “During the first quarter, our focus remained on further enhancing the Company’s commercial strategy and advancing Genco’s position as a leading low-cost operator. Specifically, we have taken steps during the quarter to strengthen our chartering team to further enhance our commercial prospects focusing on both major and minor bulks, improve the age profile of our fleet and maintain a low breakeven level. As supply and demand fundamentals continue to come into balance, we believe Genco is well positioned to take advantage of a market recovery due to our improved platform and significant operating leverage. Our financial flexibility also provides the Company the potential to pursue compelling growth opportunities for shareholders.”

The Company’s revenues increased to $38.2 million for the three months ended March 31, 2017, compared to $20.9 million for the three months ended March 31, 2016. The increase was primarily due to higher spot market rates achieved by the majority of the vessels in our fleet during the first quarter of 2017 versus the same period last year partially offset by the operation of fewer vessels during the first quarter of 2017 as compared to the first quarter of 2016.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $6,498 per day for the three months ended March 31, 2017 as compared to $2,629 for the three months ended March 31, 2016. The increase in TCE was primarily due to higher spot rates achieved by the majority of the vessels in our fleet during the first quarter of 2017 versus the first quarter of 2016. During January and February of 2017, the drybulk market experienced various seasonal events that pressured freight rates, including increased newbuilding vessel deliveries, weather related disruptions and the Chinese New Year holiday. In March, however, freight rates found support led by heightened Chinese demand for iron ore cargoes particularly from Brazil due to augmented Chinese steel production, increased coal shipments to China as well as the onset of the South American grain season. Specifically, on March 29, 2017 the BDI reached a year-to-date high of 1,338, with Capesize freight rates, as quoted by the Baltic Exchange, trading significantly higher than the same point of last year.

Total operating expenses were $46.8 million for the three months ended March 31, 2017 compared to $67.9 million for the three months ended March 31, 2016. Vessel operating expenses declined to $24.9 million for the three months ended March 31, 2017 compared to $29.1 million for the three months ended March 31, 2016. This decrease was primarily due to the operation of fewer vessels during the first quarter of 2017 as compared to the same period of the prior year. This decrease was also due to lower expenses related to crewing and insurance as well as the timing of purchases of stores and spares partially offset by higher drydocking related expenses. General and administrative expenses were $4.9 million for the first quarter of 2017 compared to $10.6 million for the first quarter of 2016, primarily due to a decrease in non-cash compensation expenses. Included in general and administrative expenses is nonvested stock amortization expense of $0.7 million and $5.5 million for the first quarter of 2017 and 2016, respectively. Depreciation and amortization expenses decreased to $18.2 million for the three months ended March 31, 2017 from $20.3 million for the three months ended March 31, 2016, primarily due to the revaluation of ten of our vessels to their estimated net realizable value during the first half of 2016.

Daily vessel operating expenses, or DVOE, decreased to $4,395 per vessel per day for the first quarter of 2017 compared to $4,573 per vessel per day for the same quarter of 2016 predominantly due to lower expenses related to crewing and insurance as well as the timing of purchases of stores and spares partially offset by higher drydocking related expenses. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Furthermore, based on estimates provided by our technical managers and management’s views, our DVOE budget for 2017 is $4,440 per vessel per day on a weighted average basis for the entire year for the core fleet of 60 vessels.

Apostolos Zafolias, Chief Financial Officer, commented, “Genco continues to maintain a strong financial foundation, ending the first quarter with $174 million in cash. Our continued focus on cost-saving initiatives has enabled Genco to significantly lower its cash breakeven levels, which are among the lowest in the industry. We believe our low-cost structure, as well as our significant liquidity position, will serve the Company well in a drybulk recovery.”

Liquidity and Capital Resources

Cash Flow

Net cash used in operating activities for the three months ended March 31, 2017 and 2016 was $6.0 million and $27.3 million, respectively. Included in the net loss during the three months ended March 31, 2016 are $1.7 million of non-cash impairment charges. Also included in the net loss during the three months ended March 31, 2017 and 2016 was $0.7 million and $5.5 million, respectively, of non-cash amortization of non-vested stock compensation related to Genco’s 2014 Management Incentive Plan. There was also a gain on sale of vessels in the amount of $6.4 million due to the sale of four vessels and paid in kind interest of $1.5 million related to the $400 Million Credit Facility during the three months ended March 31, 2017. Depreciation and amortization expense decreased by $2.2 million due to the sale or scrapping of nine vessels during the nine months ended December 31, 2016 and the three months ended March 31, 2017. Additionally, the fluctuation in prepaid expense and other current assets decreased by $1.3 million due to the timing of prepaid payments made. Lastly, there was a $2.8 million increase in deferred drydocking costs incurred because there were more vessels that completed drydocking during the three months ended March 31, 2017 as compared to the same period during 2016.

Net cash provided by investing activities was $13.2 million during the three months ended March 31, 2017 as compared to $0.4 million during the three months ended March 31, 2016. The increase is primarily due to $12.6 million of proceeds from the sale of four vessels during the three months ended March 31, 2017. Additionally, there was a decrease in deposits of restricted cash during the three months ended March 31, 2017 as a result of the release of $0.6 million of restricted cash for required capital expenditures for our vessels. These increases were partially offset by a decrease of $0.9 million for the proceeds from the sale of available-for-sale securities.

Net cash used in financing activities was $1.7 million and $18.6 million during the three months ended March 31, 2017 and 2016, respectively. Net cash used in financing activities of $1.7 million for the three months ended March 31, 2017 consisted primarily of the following: $1.0 million payment of Series A Preferred Stock issuance costs; $0.7 million repayment of debt under the 2014 Term Loan Facilities; and $0.1 million repayment of debt under the $400 Million Credit Facility. Net cash used in financing activities of $18.6 million for the three months ended March 31, 2016 consisted primarily of the following: $10.2 million repayment of debt under the $253 Million Term Loan Facility, $3.0 million repayment of debt under the $148 Million Credit Facility, $1.9 million repayment of debt under the $100 Million Term Loan Facility, $1.6 million repayment of debt under the 2015 Revolving Credit Facility, $0.7 million repayment of debt under $44 Million Term Loan Facility, $0.7 million repayment of debt under the 2014 Term Loan Facilities; and $0.4 million repayment of debt under the $22 Million Term Loan Facility. On November 15, 2016, the $400 Million Credit Facility refinanced the following six credit facilities: the $253 Million Term Loan Facility, the $148 Million Credit Facility, the $100 Million Term Loan Facility, the 2015 Revolving Credit Facility, the $44 Million Term Loan Facility and the $22 Million Term Loan Facility.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of May 8, 2017, our fleet consists of 13 Capesize, six Panamax, four Ultramax, 21 Supramax, two Handymax and 15 Handysize vessels with an aggregate capacity of approximately 4,735,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. Six of our vessels were drydocked during the first quarter of 2017. We currently expect nine of our vessels to be drydocked during the remainder of 2017 of which six are expected to be drydocked during the second quarter of 2017.

We estimate our capital expenditures related to drydocking for our fleet through 2017 to be:

	Q2 2017	Q3-Q4 2017
Estimated Costs (1)	$5.1 million	$2.4 million
Estimated Offhire Days (2)	120	60

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash from operations. These costs do not include drydock expense items that are reflected in vessel operating expenses or potential costs associated with the installation of ballast water treatment systems.

(2) Actual length will vary based on the condition of the vessel, yard schedules and other factors.

Six vessels drydocked during the first quarter of 2017. The planned offhire days recorded for these vessels during the first quarter of 2017 amounted to 102.4 days. Capitalized costs associated with drydocking incurred during the first quarter of 2017 were approximately $2.8 million.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
	(Dollars in thousands, except share and per share data)
	(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$38,249	$20,131
Service revenues	-	811
Total revenues	38,249	20,942

Operating expenses:
Voyage expenses	3,241	3,896
Vessel operating expenses	24,884	29,127
General and administrative expenses (inclusive of non-vested stock amortization expense of $0.7 million and $5.5 million, respectively)	4,909	10,569
Technical management fees	1,981	2,286
Depreciation and amortization	18,173	20,339
Impairment of vessel assets	-	1,685
Gain on sale of vessels	(6,369)	-
Total operating expenses	46,819	67,902

Operating loss	(8,570)	(46,960)

Other (expense) income:
Other expense	(65)	(125)
Interest income	173	62
Interest expense	(7,138)	(7,113)
Other expense	(7,030)	(7,176)

Loss before reorganization items, net	(15,600)	(54,136)
Reorganization items, net	-	(94)

Loss before income taxes	(15,600)	(54,230)
Income tax expense	-	(253)

Net loss	$(15,600)	$(54,483)

Net loss per share - basic	$(0.47)	$(7.55)

Net loss per share - diluted	$(0.47)	$(7.55)

Weighted average common shares outstanding - basic	33,495,738	7,218,795

Weighted average common shares outstanding - diluted	33,495,738	7,218,795

	March 31, 2017	December 31, 2016
BALANCE SHEET DATA:	(unaudited)
Cash (including restricted cash)	$173,895	$169,068
Current assets	173,651	172,605
Total assets	1,551,431	1,568,960
Current liabilities (excluding current portion of long-term debt)	20,258	24,373
Current portion of long-term debt	7,076	4,576
Long-term debt (net of $10.8 million and $11.4 million of unamortized debt issuance costs at March 31, 2017 and December 31, 2016, respectively)	507,239	508,444
Shareholders' equity	1,014,810	1,029,699

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
	(unaudited)
Net cash used in operating activities	$(5,983)	$(27,304)
Net cash provided by investing activities	13,187	389
Net cash used in financing activities	(1,731)	(18,555)

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
	(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net loss	$(15,600)	$(54,483)
+ Net interest expense	6,965	7,051
+ Income tax expense	-	253
+ Depreciation and amortization	18,173	20,339
EBITDA(1)	$9,538	$(26,840)

	Three Months Ended
	March 31, 2017	March 31, 2016
GENCO CONSOLIDATED FLEET DATA:	(unaudited)
Total number of vessels at end of period	61	70
Average number of vessels (2)	62.9	70.0
Total ownership days for fleet (3)	5,662	6,370
Total available days for fleet (4)	5,387	6,174
Total operating days for fleet (5)	5,337	6,079
Fleet utilization (6)	99.1%	98.5%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$6,498	$2,629
Daily vessel operating expenses per vessel (8)	4,395	4,573

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)
We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

5)
We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

6)
We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

7)
We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses (including voyage expenses to Parent)) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

8)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of May 8, 2017, Genco Shipping & Trading Limited’s fleet consists of 13 Capesize, six Panamax, four Ultramax, 21 Supramax, two Handymax and 15 Handysize vessels with an aggregate capacity of approximately 4,735,000 dwt.

Our current fleet contains 16 groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of May 8, 2017, the average age of our current fleet was 9.3 years.

The following table reflects the employment of Genco’s fleet as of May 8, 2017:

Vessel	Year Built	Charterer	Charter Expiration(1)	Cash Daily Rate(2)

Capesize Vessels
Genco Augustus	2007	Swissmarine Services S.A.	Jun. 2017/Feb. 2018	$7,800/106% of BCI(3)
Genco Tiberius	2007	Cargill International S.A.	July 2017	$10,500
Genco London	2007	Swissmarine Services S.A.	May 2017	100% of BCI
Genco Titus	2007	Louis Dreyfus Company Freight Asia Pte. Ltd.	July 2017	$12,000(4)
Genco Constantine	2008	Swissmarine Services S.A.	June 2017	$7,800
Genco Hadrian	2008	Swissmarine Services S.A.	June 2017	98.5% of BCI
Genco Commodus	2009	Swissmarine Asia Pte. Ltd.	June 2017	$3,250 with 50% profit sharing
Genco Maximus	2009	Trafigura Maritime Logistics Pte. Ltd.	July 2017	$11,000
Genco Claudius	2010	Swissmarine Services S.A.	May 2017	$8,000
Genco Tiger	2011	Uniper Global Commodities SE.	August 2017	$10,750
Baltic Lion	2012	Koch Shipping Pte. Ltd.	October 2017	$15,300(5)
Baltic Bear	2010	Swissmarine Services S.A.	May 2017	$7,000
Baltic Wolf	2010	Cargill International S.A.	February 2018	$15,350(6)

Panamax Vessels
Genco Beauty	1999	Cargill International S.A.	May 2017	$7,000(7)
Genco Knight	1999	Swissmarine Services S.A.	April 2017	97.5% of BPI(8)
Genco Vigour	1999	Cofco Agri Freight Geneva, S.A.	May 2017	$8,000(9)
Genco Surprise	1998	Glencore Agriculture B.V. Rotterdam	June 2017	$11,500(10)
Genco Raptor	2007	M2M Panamax Pool Ltd.	April 2017	100% of BPI(11)
Genco Thunder	2007	Swissmarine Services S.A.	June 2017	100% of BPI

Ultramax Vessels
Baltic Hornet	2014	Swissmarine Asia Pte. Ltd.	June 2018	113.5% of BSI
Baltic Wasp	2015	Pioneer Navigation Ltd.	May 2017/Jul. 2018	$3,250 with 50% profit sharing/$11,000
Baltic Scorpion	2015	Bunge S.A.	June 2017	$7,500

Baltic Mantis	2015	Pioneer Navigation Ltd.	June 2017	115% of BSI

Supramax Vessels
Genco Predator	2005	ED&F Man Shipping Ltd.	May 2017	$13,500(12)
Genco Warrior	2005	Centurion Bulk Pte. Ltd., Singapore	June 2017	98.5% of BSI
Genco Hunter	2007	Pioneer Navigation Ltd.	June 2017	104% of BSI
Genco Cavalier	2007	Bulkhandling Handymax A/S	August 2017	Spot Pool(13)
Genco Lorraine	2009	Bulkhandling Handymax A/S	August 2017	Spot Pool(13)
Genco Loire	2009	Bulkhandling Handymax A/S	August 2017	Spot Pool(13)
Genco Aquitaine	2009	Gearbulk Pool Ltd., Norway	June 2017	$16,000(14)
Genco Ardennes	2009	Clipper Sapphire Pool	June 2017	Spot Pool(15)
Genco Auvergne	2009	Western Bulk Pte. Ltd., Singapore	June 2017	$9,350(16)
Genco Bourgogne	2010	Clipper Sapphire Pool	August 2017	Spot Pool(15)
Genco Brittany	2010	Clipper Sapphire Pool	August 2017	Spot Pool(15)
Genco Languedoc	2010	Clipper Sapphire Pool	June 2017	Spot Pool(15)
Genco Normandy	2007	Bulkhandling Handymax A/S	August 2017	Spot Pool(13)
Genco Picardy	2005	Centurion Bulk Pte. Ltd., Singapore	July 2017	$9,000(17)
Genco Provence	2004	Eastern Bulk A/S	June 2017	$11,600(18)
Genco Pyrenees	2010	Clipper Sapphire Pool	August 2017	Spot Pool(15)
Genco Rhone	2011	Cargill International S.A.	May 2017	$15,000(19)
Baltic Leopard	2009	Bulkhandling Handymax A/S	August 2017	Spot Pool(13)
Baltic Panther	2009	Bulkhandling Handymax A/S	August 2017	Spot Pool(13)
Baltic Jaguar	2009	Centurion Bulk Pte. Ltd.	June 2017	$8,500(20)
Baltic Cougar	2009	Bulkhandling Handymax A/S	August 2017	Spot Pool(13)

Handymax Vessels
Genco Prosperity	1997	TST NV, Nevis	May 2017	87.5% of BSI
Genco Muse	2001	Centurion Bulk Pte. Ltd. Singapore	July 2017	$10,250(21)

Handysize Vessels
Genco Progress	1999	Clipper Logger Pool	November 2017	Spot Pool(22)
Genco Explorer	1999	Clipper Logger Pool	November 2017	Spot Pool(22)
Baltic Hare	2009	Clipper Logger Pool	November 2017	Spot Pool(22)
Baltic Fox	2010	Clipper Logger Pool	November 2017	Spot Pool(22)
Genco Charger	2005	Clipper Logger Pool	November 2017	Spot Pool(22)
Genco Challenger	2003	Clipper Logger Pool	November 2017	Spot Pool(22)
Genco Champion	2006	Clipper Logger Pool	November 2017	Spot Pool(22)
Baltic Wind	2009	Ultrabulk A/S	July 2017	$9,000(23)
Baltic Cove	2010	Clipper Bulk Shipping Ltd.	July 2017	$5,750
Baltic Breeze	2010	Clipper Bulk Shipping	June 2017	$8,000(24)
Genco Ocean	2010	Falcon Navigation A/S	May 2017	$8,600(25)
Genco Bay	2010	Clipper Bulk Shipping	June 2017	$8,000(26)
Genco Avra	2011	Ultrabulk S.A.	June 2017	104% of BHSI
Genco Mare	2011	Pioneer Navigation Ltd.	July 2017	103.5% of BHSI
Genco Spirit	2011	Western Bulk Carriers A/S/Falcon Navigation A/S	May/Jul. 2017	$9,250/$9,250(27)

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Under the terms of each contract, the charterer is entitled to extend the time charter from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)
Time charter rates presented are the gross daily charterhire rates before third-party brokerage commission generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3)
We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter for 8.5 to 12.5 months at a rate based on 106% of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The extension is expected to begin on or about June 3, 2017.

(4)
We have reached an agreement with Louis Dreyfus Company Freight Asia Pte. Ltd. on a time charter for 4.5 to 8 months at a rate of $12,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on March 6, 2017 after completion of drydocking for scheduled maintenance. The vessel had redelivered to Genco on February 23, 2017.

(5)
We have reached an agreement with Koch Shipping Pte. Ltd. on a time charter for 5 to 8.5 months at a rate of $15,300 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel is expected to deliver to charterers on or about May 19, 2017. The vessel has not been delivered to the charterer by the date specified in the agreement, and the charterer therefore has the option through the date of the vessel’s readiness to cancel the agreement.

(6)
We have reached an agreement with Cargill International S.A. on a time charter for 9 to 12.5 months at a rate of $15,350 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on May 5, 2017.

(7)
We have reached an agreement with Cargill International S.A. on a time charter for approximately 70 days at a rate of $7,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on February 3, 2017 after repositioning. The vessel had redelivered to Genco on January 30, 2017.

(8)	The vessel redelivered to Genco on April 17, 2017 and is currently in drydocking for scheduled maintenance.
(9)
We have reached an agreement with Cofco Agri Freight Geneva, S.A. on a time charter for approximately 75 days at a rate of $8,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on February 18, 2017.

(10)
We have reached an agreement with Glencore Agriculture B.V. Rotterdam on a time charter for approximately 75 days at a rate of $11,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on March 21, 2017 after repositioning. The vessel had redelivered to Genco on March 11, 2017.

(11)	The vessel redelivered to Genco on April 10, 2017 and is currently in drydocking for scheduled maintenance.
(12)
We have reached an agreement with ED&F Man Shipping Ltd. on a time charter for approximately 30 days at a rate of $13,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on April 21, 2017 after repositioning. The vessel had redelivered to Genco on April 17, 2017.

(13)
We have reached an agreement to enter these vessels into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. Genco can withdraw a vessel with three months’ notice.

(14)
We have reached an agreement with Gearbulk Pool Ltd., Norway on a time charter for approximately 40 days at a rate of $16,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on April 29, 2017 after repositioning. The vessel had redelivered to Genco on April 10, 2017.

(15)
We have reached an agreement to enter these vessels into the Clipper Sapphire Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. Genco can withdraw a vessel with a minimum notice of six months.

(16)
We have reached an agreement with Western Bulk Pte. Ltd., Singapore on a time charter for 3 to 5.5 months at a rate of $9,350 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on March 19, 2017 after repositioning. The vessel had redelivered to Genco on March 16, 2017.

(17)
We have agreed to an extension with Centurion Bulk Pte. Ltd., Singapore on a time charter for 4 to 6.5 months at a rate of $9,000 per day. Hire is paid every 15 days in advances less a 5.00% third-party broker age commission. The extension began on March 8, 2017.

(18)
We have reached an agreement with Eastern Bulk A/S on a time charter for 2 to 4.5 months at a rate of $11,600 per day. Hire is paid every 15 days in advance less a 5.00% third-party commission. The vessel delivered to charterers on April 20, 2017 after repositioning. The vessel redelivered to Genco on April 18, 2017.

(19)
We have reached an agreement with Cargill International S.A. on a time charter for approximately 40 days at a rate of $15,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on April 11, 2017 after repositioning. The vessel had redelivered to Genco on March 27, 2017.

(20)
We have agreed to an extension with Centurion Bulk Pte. Ltd. on a time charter for 2.5 to 5.5 months at a rate of $8,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The extension began on April 3, 2017.

(21)
We have reached an agreement with Centurion Bulk Pte. Ltd. Singapore on a time charter for 2.5 to 5.5 months at a rate of $10,250 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on April 9, 2017.

(22)
We have reached an agreement to enter these vessels into the Clipper Logger Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. Genco can withdraw the vessels with a minimum notice of six months.

(23)
We have reached an agreement with Ultrabulk A/S on a time charter for 2.5 to 5.5 months at a rate of $9,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on April 23, 2017.

(24)
We have reached an agreement with Clipper Bulk Shipping on a time charter for 3 to 5.5 months at a rate of $8,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on March 15, 2017 after repositioning. The vessel had redelivered to Genco on February 21, 2017.

(25)
We have reached an agreement with Falcon Navigation A/S on a time charter for 3.5 to 6.5 months at a rate of $8,600 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on December 31, 2016.

(26)
We have reached an agreement with Clipper Bulk Shipping on a time charter for 3 to 5.5 months at a rate of $8,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on March 28, 2017.

(27)
We have reached an agreement with Falcon Navigation A/S on a time charter for 2.5 to 5.5 months at a rate of $9,250 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel is expected to deliver to charterers on or about May 10, 2017. The vessel has not been delivered to the charterer by the date specified in the agreement, and the charterer therefore has the option through the date of the vessel’s readiness to cancel the agreement.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of May 8, 2017, Genco Shipping & Trading Limited’s fleet consists of 13 Capesize, six Panamax, four Ultramax, 21 Supramax, two Handymax and 15 Handysize vessels with an aggregate capacity of approximately 4,735,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Tuesday, May 9, 2017 at 8:30 a.m. Eastern Time to discuss its 2017 first quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (800) 723-6604 or (785) 830-7977 and enter passcode 6277973. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 6277973. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) further declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or further declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and its subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary. We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.